                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated this 16th day of April, 1997, between Advantage Marketing Systems, Inc., an Oklahoma corporation ("AMS"), Stay 'N Shape International, Inc., a Georgia corporation ("SSII"), Solution Products International, Inc., a Georgia corporation ("SPII"), Nation of Winners, Inc., a Georgia corporation ("NWI"), Now International, Inc., a Georgia corporation ("NII"), (collectively SSII, SPII, NWI and NII are referred to as the "Selling Group"), Carl S. Rainey, an individual ("Rainey") and Danny Gibson, an individual ("Gibson"), both Rainey and Gibson are the owners of all of the issued and outstanding capital stock of SSII, SPII, NWI and NII (Rainey and Gibson are collectively referred to as the "Selling Group Shareholders").

                                    RECITALS

     1. All of the issued and outstanding capital stock of SSII, SPII, NWI and NII is owned directly by the Selling Group Shareholders.

     2. Each of SSII, SPII, NWI and NII desires to sell and AMS desires to purchase, all of the assets of the Selling Group as more specifically identified on Schedule 2.1 attached to this Agreement (the "Group Assets").

     3. The Board of Directors of AMS has approved and adopted, and through its duly authorized officers, AMS has executed this Agreement, and the Board of Directors of SSII, SPII, NWI and NII and the Selling Group Shareholders have approved and adopted this Agreement and through its duly authorized officers, SSII, SPII, NWI and NII have executed this Agreement, and the Selling Group Shareholders have executed this Agreement, pursuant to which AMS is to purchase the Group Assets.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained in this Agreement, AMS, SSII, SPII, NWI, NII and the Selling Group Shareholders hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions.  Certain terms which are used primarily in individual
         -----------
sections of this Agreement are defined when used in such sections. Other terms used frequently throughout this Agreement are set forth below and have the following meanings:

AFFILIATE: Any "affiliate" within the meaning of Rule 144(a)(1) of the Rules and Regulations prescribed by the Commission pursuant to the Securities Act; any director and/or "officer" (within the meaning of Rule 16a-1(f) of the General Rules and Regulations under the Exchange Act) of AMS, SSII, SPII, NWI, or NII; or any "associate" (as that term is defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) of AMS, SSII, SPII, NWI, or NII or any officer of AMS, SSII, SPII, NWI, or NII.

AGREED ISSUANCE VALUE AT CLOSING: The average of the Closing Ask Prices for the last three Trading Days of the month of Closing.

AMS:  Advantage Marketing Systems, Inc., an Oklahoma corporation.
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AMS COMMON STOCK:  The common stock, $.0001 par value per share, of AMS.

CASH DOWNPAYMENT: The principal amount of $1,225,000 payable to the Selling Group by AMS in immediately available funds at Closing in accordance with
Section 2.2.1.1 hereof, subject to adjustment in accordance with the Inventory Value Adjustment.

CLOSING: The consummation of the transactions contemplated by Section 2 hereof at the offices of AMS in accordance with Section 2.3 hereof.

CLOSING ASK PRICE: The average of the closing ask prices of AMS Common Stock as reported on the Over-the-Counter Electronic Bulletin Board System by each of the market makers of AMS Common Stock on a given Trading Day.

CLOSING DATE:  The date on which the Closing shall occur as set forth in Section
2.3 hereof.

CODE:  The Internal Revenue Code of 1986, as amended.

COMMISSION:  United States Securities and Exchange Commission.

EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

FIRST 12-MONTH PERIOD:  The 12-month period following the Closing Date.

FIRST 12-MONTH PERIOD AGREED ISSUANCE VALUE: The average of the Closing Ask Prices for the last three Trading Days of the month immediately preceding the month in which the First 12-Month Period ends.

FIRST 12-MONTH REVENUE ACCOUNTING: A schedule of the gross revenues during the First 12-Month Period prepared in accordance with Section 2.2.7 hereof.

GIBSON: Danny Gibson, an individual and the owner of 50 percent of the issued and outstanding capital stock of SSII, SPII, NWI and NII.

INVENTORY VALUE: The portion of the Selling Group Assets representing inventories that have an aggregate actual cost to the Selling Group determined in accordance with Section 2.2.1.3.1 hereof.

INVENTORY VALUE ADJUSTMENT: The increase or decrease in the purchase price of the Group Assets payable at Closing in accordance with and pursuant to Section 2.2.1.3.1.

IRS:  The Internal Revenue Service.

LEGAL REQUIREMENTS: Any law, statute, ordinance, decree, final order, final judgment, rule or regulation of (including without limitation the terms of any license, certificate, franchise or permit issued by) the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including without limitation courts, departments, commissions, boards, bureaus or agencies.

NII:  Now International, Inc., a Georgia corporation.

ASSET PURCHASE AGREEMENT Page 2

NWI:  Nation of Winners, Inc., a Georgia corporation.

OKLAHOMA LAW: The laws of the State of Oklahoma, including without limitation the Oklahoma General Corporation Act.

RAINEY: Carl S. Rainey, an individual and owner of 50 percent of the issued and outstanding capital stock of SSII, SPII, NWI and NII.

SECOND 12-MONTH PERIOD: The 12-month period commencing on the first day of the 12th month following the Closing Date.

SECOND 12-MONTH PERIOD AGREED ISSUANCE VALUE: The average of the Closing Ask Prices for the last three Trading Days of the month immediately preceding the month in which Second 12-Month Period ends.

SECOND 12-MONTH REVENUE ACCOUNTING: A schedule of the gross revenues during the Second 12-Month Period prepared in accordance with Section 2.2.7 hereof.

SELLING GROUP:  Collectively, SSII, SPII, NWI, and NII.

SELLING GROUP ASSETS: The assets of SSII, SPII, NWI and NII as specifically identified on Schedule 2.1 attached hereto.

SELLING GROUP ASSETS PURCHASE PRICE: The purchase price of the Selling Group Assets to be paid by AMS pursuant to Section 2.2 hereof.

SELLING GROUP SHAREHOLDERS: Rainey and Gibson, both individuals and the owners of all of the issued and outstanding capital stock of SSII, SPII, NWI, and NII.

SELLING GROUP DOWNLINE MARKETING ORGANIZATION: The multi-level marketing organization of the Selling Group as constituted at Closing acquired as a portion of the Selling Group Assets and as further developed following Closing.

SECURITIES ACT:  The Securities Act of 1933, as amended.

SPII:  Solution Products International, Inc., a Georgia  corporation.

SSII:  Stay 'N Shape International, Inc., a Georgia corporation.

TAXES: All net income, gross income, gross receipts, sales and use, ad valorem, franchise, profits, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customs duties or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, county or local taxing authority together with any interest or penalty thereon.

TRADING DAY: A day that the New York Stock Exchange is open and closing ask prices of AMS Common Stock are reported by the market markers of AMS Common Stock.

ASSET PURCHASE AGREEMENT Page 3

     1.2 Interpretation.  The words "hereof," "herein" and "hereunder" and words
         --------------
of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection and paragraph references in this Agreement are to articles, sections, subsections and paragraphs of this Agreement, unless otherwise specified. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Exhibit and all Schedules referred to herein are annexed hereto and incorporated herein by reference. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                                   ARTICLE II

                                 ASSET PURCHASE

     2.1 Purchase and Sale of Selling Group Assets.  At the Closing, upon the
         -----------------------------------------
terms and subject to the conditions set forth in this Agreement, each member of the Selling Group shall sell, assign, convey, set over, transfer and deliver to AMS, and AMS shall purchase, acquire and accept all right, title and interest of each member of the Selling Group in and to the Selling Group Assets described in
Schedule 2.1 hereto (the "Selling Group Assets"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown, against receipt of the consideration paid and delivered by AMS to SPII for and on behalf of the Selling Group pursuant to
Section 2.2 hereof. As soon as reasonably practicable following Closing, each member of the Selling Group shall cause amendment of its corporate charter to change its corporate name and shall execute such consents as may be required to permit and allow AMS the exclusive right to use the corporate name of such member of the Selling Group.

     2.2 Purchase Price of Selling Group Assets and Deliveries.  The parties
         -----------------------------------------------------
hereto hereby agree that the Selling Group Assets will be comprised in part of inventory having an aggregate actual cost to the Selling Group of not less than $175,000 (the "Inventory Value") ""at Closing. The purchase price of the Selling Group Assets (the "Selling Group Assets Purchase Price") shall be payable in cash and/or in part shares of AMS Common Stock to SPII, as agent for and on behalf of the Selling Group, in such amounts as follows:

          2.2.1 Payments and Deliveries at or Associated with Closing.  At
                -----------------------------------------------------
     Closing, AMS shall deliver and pay to SPII for and on behalf of the Selling Group the following:

               2.2.1.1 Cash Downpayment.  The Cash Downpayment in the principal
                       ----------------
          amount of $1,225,000, subject to adjustment in accordance with Section
          2.2.1.3 hereof; provided, however, AMS shall retain $100,000 of the Cash Downpayment pending determination of the Inventory Value Adjustment in accordance with Section 2.2.1.3.1.

               2.2.1.2 Delivery of AMS Common Stock.  As soon as practicable
                       ----------------------------
          following Closing, AMS shall make, issue and deliver to SPII for and on behalf of the Selling Group such number of restricted (unregistered) shares of fully paid and non-assessable AMS Common Stock that in the aggregate have an Agreed Issuance Value at Closing equal to the principal amount of $800,000, subject to adjustment in accordance with Section 2.2.1.3 hereof. Such shares of AMS Common Stock shall be issued by AMS pursuant to

ASSET PURCHASE AGREEMENT Page 4
          registration exemptions under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws.

               2.2.1.3  Adjustment of Downpayment and Delivery of AMS Common
                        ----------------------------------------------------
          Stock Deliverable at Closing.  The Cash Downpayment payable at Closing
          ----------------------------
          and the shares of AMS Common Stock issuable and deliverable as soon as practicable following Closing shall be adjusted as follows:

                    2.2.1.3.1 Inventory Value Adjustment.  On the day following
                              --------------------------
               the Closing Date, AMS and the Selling Group shall complete a physical inventory to determine the Inventory Value at Closing and to the extent that the Inventory Value is less than or exceeds $175,000 at Closing, the Cash Downpayment payable pursuant to Section 2.2.1.1 or number of shares of AMS Common Stock deliverable pursuant to Section 2.2.1.2 shall be adjusted effective as of Closing (the "Inventory Value Adjustment") as follows:

                         (i) In the event the Inventory Value at Closing is less
                    than $175,000, the principal amount of the Cash Downpayment shall, effective as of Closing, be reduced up to $100,000 to the extent that the Inventory Value is less than $175,000, such amount to be offset against the $100,000 retained by AMS at Closing for purposes of the Inventory Value Adjustment pursuant to this Section 2.2.1.3.1; or

                         (ii) In the event the Inventory Value at Closing is
                    greater than $175,000, AMS shall issue and deliver, as soon as practicable after Closing, to the Selling Group the number of shares of AMS Common Stock that in the aggregate have an Agreed Issuance Value at Closing equal to the Inventory Value in excess of $175,000.

               In connection with the Inventory Value Adjustment possibly resulting in a decrease in the Cash Downpayment, AMS shall have retained $100,000 of the Cash Downpayment as set forth in Section
               2.2.1.1 and shall within two days following the Closing Date pay and deliver to SPII for and on behalf of the Selling Group in immediately available funds the retained amount reduced by the Inventory Value Adjustment to the extent such Inventory Value is less than $175,000. Time shall be of the essence. Provided, further, in the event the aggregate sum of the Inventory Value Adjustment results in reduction of the Cash Downpayment in excess of the $100,000 retained amount, the Selling Group and the Selling Group Shareholders shall return and remit to AMS, within two days following determination of the Inventory Value Adjustment, in immediately available funds, the principal amount of such excess.

                    2.2.1.3.2 Payment of Sales Commissions.  Within five days
                              ----------------------------
               after Closing, the Selling Group shall pay all commissions payable on sales of the Selling Group Downline Marketing Organization through the Closing Date."" The Selling Group shall retain all cash and cash equivalents after payment of such commissions.

ASSET PURCHASE AGREEMENT Page 5

               2.2.3 Bill of Sale and Assignment.  At Closing, the Selling Group
                     ---------------------------
          shall execute and delivery to AMS that certain Warranty Bill of Sale and Assignment attached hereto as Exhibit A.

               2.2.4 Schedule of Creditors of Selling Group.  At Closing, the
                     --------------------------------------
          Selling Group shall deliver to AMS Exhibit B, that certain Creditors List attached hereto as Exhibit B, which shall be signed and sworn to or affirmed by the president and secretary of each member of the Selling Group, setting forth the name and business address of each creditor of such member, with the amounts owed to each such creditor, and the names of all persons who are known to such member to be asserting claims against such member even though such claims are or may be in dispute. At Closing, the Selling Group shall pay all creditors the amounts set forth and listed on Exhibit B.

               2.2.5 No Further Adjustment of Payments and Deliveries at
                     ---------------------------------------------------
          Closing.  The Cash Downpayment and the number of shares of AMS Common
          -------
          Stock paid and/or delivered at or in connection with Closing pursuant to and in accordance with Section 2.2.1 shall not be subject to further adjustment, either increased or decreased, by Sections 2.2.5, 2.2.5.1, 2.2.6, 2.2.6.1 and/or 2.2.7 hereof.

          2.2.5 Payments and/or Deliveries following First 12-Month Period.  In
                ----------------------------------------------------------
     partial payment of the purchase price of the Selling Group Assets, within 60 days following the First 12-Month Period, AMS shall, in its sole discretion, (i) issue and deliver to SPII for and on behalf of the Selling Group such number of restricted (unregistered) shares of fully paid and non-assessable AMS Common Stock that in the aggregate have a First 12-Month Agreed Issuance Value equal to the principal amount of $750,000, subject to adjustment in accordance with Section 2.2.5.1 hereof, or (ii) pay to SPII for and on behalf of the Selling Group in immediately available funds the principal amount of $750,000, subject to adjustment in accordance with
     Section 2.2.5.1 hereof, or (iii) any combination of (i) and (ii) so long as the number of shares of AMS Common Stock issued and delivered have an aggregate First 12-Month Agreed Issuance Value when added to the payment in immediately available funds equal the aggregate sum of $750,000, subject to adjustment in accordance with Section 2.2.5.1 hereof. Such shares of AMS Common Stock shall be issued by AMS pursuant to registration exemptions under the Securities Act and any applicable state securities laws.

               2.2.5.1 Sales Revenue Adjustment.  The $750,000 aggregate First
                       ------------------------
          12-Month Agreed Issuance Value of the shares of AMS Common Stock to be issued and delivered or $750,000 principal amount to be paid by AMS to SPII for and on behalf of the Selling Group in accordance with
          Section 2.2.5 shall be reduced by the aggregate amount that (i) gross revenues from sales (other than from sales of Choc-Quilizer(TM)), less returns and allowances, as determined in accordance with generally accepted accounting principles, by and directly attributable to the Selling Group Downline Marketing Organization as well as and including sales of the Selling Group Downline Marketing Organization to retail outlet stores and sales to Market America, Inc.(an unrelated multi-level marketing company) by AMS during the First 12-Month Period, are less than $2,500,000, and/or (ii) the gross revenues from sales by AMS and its subsidiary corporations of Choc-Quilizer(TM), less returns and allowances, as determined in accordance with generally

ASSET PURCHASE AGREEMENT Page 6
          accepted accounting principles, during the First 12-Month Period are less than $4,000,000, based upon the Final Revenue Accounting.

          2.2.6 Payments and/or Deliveries following Second 12-Month Period.  In
                -----------------------------------------------------------
     partial payment of the purchase price of the Selling Group Assets, within 60 days following the Second 12-Month Period, AMS shall, in its sole and absolute discretion, (i) issue and deliver to SPII for and on behalf of the Selling Group such number of restricted (unregistered) shares of fully paid and non-assessable AMS Common Stock that in the aggregate have a Second 12-Month Agreed Issuance Value equal to the principal amount of $1,050,000,
     (ii) or pay to SPII for and on behalf of the Selling Group in immediately available funds the principal amount of $1,050,000, subject to adjustment in accordance with Section 2.2.6.1 hereof, or (iii) any combination of (i) and (ii) so long as the number of shares of AMS Common Stock issued and delivered have an aggregate First 12-Month Agreed Issuance Value when added to the payment in immediately available funds equal the aggregate sum of $1,050,000, subject to adjustment in accordance with Section 2.2.6.1 hereof. Such shares of AMS Common Stock shall be issued by AMS pursuant to registration exemptions under the Securities Act and any applicable state securities laws.

               2.2.6.1 Sales Revenue Adjustment.  The $1,050,000 aggregate
                       ------------------------
          Second 12-Month Agreed Issuance Value of the shares of AMS Common Stock to be issued and delivered by AMS to SPII for and on behalf of the Selling Group in accordance with Section 2.2.6 shall be reduced by the aggregate amount that (i) gross revenues from sales (other than from sales of Choc-Quilizer(TM)), less returns and allowances, as determined in accordance with generally accepted accounting principles, by and directly attributable to the Selling Group Downline Marketing Organization as well as and including sales by the Selling Group Downline Marketing Organization to retail outlet stores and sales to Market America, Inc.(an unrelated multi-level marketing company) by AMS during the Second 12-Month Period, are less than $5,000,000, and/or (ii) the gross revenues from sales by AMS and its subsidiary corporations of Choc-Quilizer(TM), less returns and allowances, as determined in accordance with generally accepted accounting principles, during the Second 12-Month Period are less than $8,000,000, based upon the Final Revenue Accounting.

          2.2.7 Revenue Accounting for Sales Revenue Adjustment.  As soon as
                -----------------------------------------------
     reasonably practicable and in any event within 60 days following the First 12-Month Period and the Second 12-Month Period, AMS shall prepare and deliver to the Selling Group and Selling Group Shareholders a schedule of
     (i) the gross revenues (other than from sales of Choc-Quilizer(TM)), less returns and allowances, directly attributable to the Selling Group Downline Marketing Organization as well as and including sales by the Selling Group Downline Marketing Organization to retail outlet stores and sales to Market America, Inc.(an unrelated multi-level marketing company) by AMS and (ii) the gross revenues from sales of Choc-Quilizer(TM), less returns and allowances, during the First 12-Month Period (the "First 12-Month Revenue Accounting") and Second 12-Month Period (the "Second 12-Month Revenue Accounting"), prepared in accordance with generally accepted accounting principles. AMS shall make available to the Selling Group Shareholders and Selling Group all information in AMS's possession reasonably required for the Selling Group Shareholders and Selling Group to verify whether the First 12-Month Revenue Accounting and Second 12-Month Revenue Accounting are correct. Within 30 days following delivery of the First 12-Month Revenue Accounting or Second 12-Month Revenue Accounting, as the case may be, the Selling Group Shareholders and the Selling Group

ASSET PURCHASE AGREEMENT Page 7
     shall notify AMS whether they accept the First 12-Month Revenue Accounting or Second 12-Month Revenue Accounting as correct; provided, however, that if the Selling Group Shareholders and/or Selling Group shall fail to so notify AMS within such 30-day period, the Selling Group Shareholders and Selling Group shall be deemed to have agreed that the First 12-Month Revenue Accounting or Second 12-Month Revenue Accounting, as the case may be, is correct. If the Selling Group Shareholders and/or Selling Group shall disagree with the correctness of the First 12-Month Revenue Accounting and/or the Second 12-Month Revenue Accounting, either AMS or the Selling Group Shareholders and/or Selling Group may cause the matter to be referred to Deloitte & Touche L.L.P. (or such other firm of independent public accountants as AMS and the Selling Group Shareholders may designate), the costs of which shall be borne equally by AMS and the Selling Group Shareholders. Such accountants shall examine the records of AMS and prepare a schedule of the First 12-Month Revenue Accounting and Second 12-Month Revenue Accounting (the "Accountant's First 12-Month Period Revenue Accounting" or "Accountant's Second 12-Month Period Revenue Accounting," as the case may be) in accordance with generally accepted accounting principles consistent with past practices and deliver such to the Selling Group Shareholders, Selling Group and AMS within 60 days following the date such matter is referred to such accountants. The First 12-Month Revenue Accounting and Second 12-Month Revenue Accounting agreed to by the Selling Group Shareholders, Selling Group and AMS or, if there is no agreement regarding the correctness of the First 12-Month Revenue Accounting and Second 12-Month Revenue Accounting, the Accountant's First 12-Month Revenue Accounting and/or Accountant's Second 12-Month Revenue Accounting prepared by the accountants shall herein be referred to as the "Final Revenue Accounting."

     2.3  The Closing and Closing Date.  Subject to the terms and conditions of
          ----------------------------
this Agreement, the transactions contemplated under this Agreement shall be closed (the "Closing") at the offices of AMS in Oklahoma City, Oklahoma, on the Closing Date, or at such other place and time as the parties hereto shall agree. The date on which the transactions contemplated in this Agreement shall be closed (the "Closing Date") shall occur on April 16, 1997, or such other date as mutually agreed by AMS, the Selling Group and Selling Group Shareholders.

     2.4 No Assumption of Liabilities.  In connection with the purchase of the
         ----------------------------
Selling Group Assets and consummation of the transactions contemplated under this Agreement, AMS shall not nor shall any provision of this Agreement be construed to cause AMS to, assume or become liable for any liability, obligation, performance, duty, debt, lien or any other claim of any kind or nature of SSII, SPII, NWI, and NII and the Selling Group Shareholders. Each of SSII, SPII, NWI, and NII hereby acknowledges that it shall remain, after Closing, liable for all of its liabilities, obligations, performances, duties, debts, liens and any claim of any kind or nature, contingent or otherwise, that occurred, existed, arose from or relate to any contract, agreement, instrument, obligation, performance, duty, in contract and/or tort, and for any act of co-mission or mission, of SSII, SPII, NWI, and/or NII at or prior to Closing. Each of SSII, SPII, NWI, and NII and the Selling Group Shareholders shall indemnify and hold AMS harmless from and against all liabilities, obligations, performances, duties, debts, liens or any other claim of any kind or nature of SSII, SPII, NWI, and/or NII, whether arising prior to or following Closing. Each of SSII, SPII, NWI, and NII and the Selling Group Shareholders agrees to hold a sufficient amount of the Cash Downpayment to be received by each of SSII, SPII, NWI, and NII pursuant to Section 2.2.1.1 hereof in trust to pay (i) all claims of creditors of SSII, SPII, NWI, and NII listed on Exhibit B that at Closing that are being asserted by such creditors and are in dispute and when such creditors' claims come due and (ii) all claims of creditors of SSII, SPII, NWI, and NII that are not listed on Exhibit B, and to indemnify and

ASSET PURCHASE AGREEMENT Page 8
hold AMS harmless from and against any loss, damage or expense, including attorney's fees and courts costs, incurred by AMS as a result of or attributable to the failure of SSII, SPII, NWI, and/or NII to comply with the provisions of this Section.

     2.5 Bulk Sale Act Compliance Waiver.  AMS hereby waives compliance by SSII,
         -------------------------------
SPII, NWI, and NII with the terms and conditions of any applicable Bulk Sales Act and each of SSII, SPII, NWI, NII and the Selling Group Shareholders, jointly and severally, agree to indemnify AMS and hold it harmless against any claims and demands of whatever nature, including attorney's fees and costs in contesting claims and demands, asserted against AMS or any assignee or nominee acquiring any of the Selling Group Assets transferred to AMS pursuant to this Agreement, by any creditor of SSII, SPII, NWI, and/or NII for noncompliance by SSII, SPII, NWI, and/or NII with bulk sales laws or similar laws that may be applicable to the sale or transfer of the Selling Group Assets under this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLING
                      GROUP AND SELLING GROUP SHAREHOLDERS

     The Selling Group and Selling Group Shareholders, jointly and severally, represent and warrant unto AMS on the date of this Agreement and at Closing as follows:

     3.1  Organization, Good Standing, Power, Etc.  Each of SSII, SPII, NWI, and
          ----------------------------------------
NII is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. Schedule 3.1 attached hereto sets forth each state that each of SSII, SPII, NWI, and NII is duly qualified to do business and is in good standing as a foreign corporation which, to the actual acknowledge of the SSII, SPII, NWI, and NII and the Selling Group Shareholders, are the only other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification as a foreign corporation or the failure to qualify to do business and obtain good standing as a foreign corporation in any other state would have any adverse material effect upon SSII, SPII, NWI, or NII.

     3.2  Ownership of Selling Group Assets.  SSII, SPII, NWI, or NII are the
          ---------------------------------
lawful owners of all of the Selling Group Assets, and the Selling Group Assets are and will be at Closing, free and clear of all liens, claims, encumbrances and restrictions of every kind, known or unknown, and SSII, SPII, NWI, or NII have full legal right, power and authority to sell, assign and transfer the Selling Group Assets, and the delivery of the Selling Group Assets to AMS pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims, and restrictions of every kind, known or unknown. From the date of this Agreement through the Closing, SSII, SPII, NWI, or NII shall not transfer, assign, encumber, pledge, or grant any person an interest in the Selling Group Assets, other than in the ordinary course of business.

     3.3  Authorization of Agreement.  Each of SSII, SPII, NWI, and NII has all
          --------------------------
requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by SSII, SPII, NWI, and NII and consummation by SSII, SPII, NWI, and NII of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SSII, SPII, NWI, and NII. This Agreement has been duly executed and delivered by SSII, SPII, NWI, and NII and the Selling Group Shareholders and constitutes the legal, valid and binding

ASSET PURCHASE AGREEMENT Page 9
obligation of SSII, SPII, NWI, and NII and the Selling Group Shareholders, enforceable against SSII, SPII, NWI, and NII and the Selling Group Shareholders in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law. The Selling Group Shareholders represent that they have approved this Agreement and the transactions contemplated hereby as evidenced by their execution of this Agreement. The Selling Group Shareholders represent that they have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby.

     3.4 Consents and Approvals.  No consent, approval, order or authorization
         ----------------------
of, or registration, declaration or filing with, any governmental authority or other third party is required by or with respect to the Selling Group Shareholders, SSII, SPII, NWI, and NII in connection with the execution, delivery and performance of this Agreement by the Selling Group Shareholders, SSII, SPII, NWI, and NII, or the consummation by the Selling Group Shareholders, SSII, SPII, NWI, and NII of the transactions contemplated hereby.

     3.5  No Conflicting Agreements.  Neither the execution nor the delivery of
          -------------------------
this Agreement, nor the consummation of the transactions as contemplated in this Agreement in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Charter or Bylaws of SSII, SPII, NWI, and NII, or (ii) any material agreement or instrument to which SSII, SPII, NWI, or NII is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which SSII, SPII, NWI, or NII is subject. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions as contemplated in this Agreement in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under (i) any material agreement or instrument to which either of the either of the Selling Group Shareholders is a party, (ii) any material judgment, decree, order, statute, rule or regulation to which either of the Selling Group Shareholders is subject, or (iii) result in the creation of material lien, charge or encumbrance on the Selling Group Assets owned by SSII, SPII, NWI, or NII.

     3.6  Federal Income Tax Returns and Preparation of Financial Statements.
          ------------------------------------------------------------------
Each of SSII, SPII, NWI, and NII have furnished to AMS copies of the federal income tax returns of SSII, SPII, NWI, and NII for the tax year ended December 31, 1996. Following Closing, the Selling Group Shareholders, SSII, SPII, NWI, and NII shall not be obligated to provide copies of or disclose the contents of any federal, state or local income tax return of the Selling Group Shareholders, SSII, SPII, NWI, and NII. The Selling Group Shareholders, SSII, SPII, NWI, and NII hereby covenant and agree with AMS to cooperate in the examination of the accounts, books and records of SSII, SPII, NWI, and NII for the purposes of preparation of audited financial statements of SSII, SPII, NWI, and NII by Deloitte & Touche, L.L.P., the independent accountants of AMS. The audit examination to be conducted by Deloitte & Touche, L.L.P. shall be at the sole cost and expense of AMS.

     3.7  Absence of Undisclosed Liabilities.  All obligations and liabilities,
          ----------------------------------
contingent or otherwise, of SSII, SPII, NWI, or NII, as the case may be, arising from events that occurred on or before the Closing Date, whether or not required to be accrued or reserved in accordance with generally accepted accounting principles, have been listed on Exhibit B.

ASSET PURCHASE AGREEMENT Page 10

     3.8  Absence of Certain Events.  To the actual knowledge of the Selling
          -------------------------
Group Shareholders, SSII, SPII, NWI, and/or NII, since December 31, 1996, and in the case of clause (v) below, except for current transactions in the ordinary course of business consistent with its past practices, each of SSII, SPII, NWI, and NII has not (i) borrowed or agreed to borrow funds secured or to be secured by the Selling Group Assets; (ii) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, contingent or otherwise, that resulted in or may become a lien, charge, claim, pledge, security interest or encumbrance of any type or kind whatsoever against or burden upon the Selling Group Assets; (iii) declared, set aside or paid any distribution of the Selling Group Assets; (iv) mortgaged, pledged or subjected to lien, charge or other encumbrance, or agreed so to do, any of the Selling Group Assets; (v) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of the Selling Group Assets; (vi) entered into any material transaction, contract or commitment, other than this Agreement, affecting or related to the Selling Group Assets; and (vii) made or permitted, or agreed to make or permit, any amendment or termination of any material contract, franchise, license, agreement or other instrument (that constitutes in whole or part or relates to the Selling Group Assets) to which SSII, SPII, NWI, or NII is a party or by which any of the Selling Group Assets is subject. Between the date of this Agreement and the Closing, each of SSII, SPII, NWI, and NII shall use commercially reasonable efforts to cause SSII, SPII, NWI, and NII to not, without the prior written consent of AMS, to do any of the things listed in this
Section 3.8.

     3.9 Compliance with Laws.  To the actual knowledge of the Selling Group
         --------------------
Shareholders, SSII, SPII, NWI, and/or NII, each of SSII, SPII, NWI, and NII has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business and has filed with the proper authorities, all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of such employee's activities on behalf of SSII, SPII, NWI, or NII) is subject, and each of SSII, SPII, NWI, and NII possesses all necessary licenses, franchises and permits to conduct its business in the manner in which and in the jurisdictions and places where such businesses are now conducted.

     3.10 Litigation.  Except as set forth on Schedule 3.10 or disclosed in the
          ----------
audited financial statements of SPII, NWI, and NII, as of and for the year ended December 31, 1996, as reported upon by Deloitte & Touche, L.L.P., (i) there is no claim, action, suit, proceeding, arbitration, investigation or inquiry ("proceeding") before any governmental authority or arbitrator, now pending or threatened against, relating to or affecting SSII, SPII, NWI, or NII and/or the Selling Group Assets or business of SSII, SPII, NWI, or NII or that questions the validity of this Agreement or affects the transactions contemplated herein, and there is no basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry; (ii) each of SSII, SPII, NWI, and NII has not been permanently or temporarily enjoined or prohibited by order, judgment or decree of any governmental authority or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by SSII, SPII, NWI, or NII or which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the Selling Group Assets by SSII, SPII, NWI, and NII to AMS of all right, title and interest of SSII, SPII, NWI, or NII in and to the Selling Group Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder; (iii) there is not in existence any order, judgment or decree of any governmental authority or arbitrator (other than general industry orders) enjoining or prohibiting SSII, SPII, NWI, or NII from taking, or requiring SSII, SPII, NWI, or NII to take, any action of any kind or to which SSII, SPII, NWI, or NII or any of the Selling Group Assets, are subject or bound; and (iv) each of SSII, SPII, NWI, and NII is not in default in any respect under any

ASSET PURCHASE AGREEMENT Page 11

Legal Requirement or any order, writ, injunction or decree of any governmental authority or arbitrator which would prevent or hinder the sale, assignment, conveyance, setting over, transfer and delivery of the Selling Group Assets by SSII, SPII, NWI, or NII to AMS of all right, title and interest of SSII, SPII, NWI, or NII in and to the Selling Group Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, as contemplated hereunder.

     3.11 Finder's Fees.  No director, officer or employee of SSII, SPII, NWI,
          -------------
or NII has incurred or will incur any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.12 Ordinary Course of Business.  The term "ordinary course of business,"
          ---------------------------
as used in this Agreement shall be construed to mean the conduct of business consistent with good corporate practices and policies.

     3.13 Patents, Trademarks, Etc.  Each of SSII, SPII, NWI, or NII owns or
          -------------------------
holds licenses under such patents, trademarks, trade names and copyrights as it deems necessary for the conduct of its business as being conducted on the date of this Agreement as set forth on Schedule 3.13, and each of SSII, SPII, NWI, and NII is not in receipt of any notice of infringement or notice of conflict with the asserted rights of others in such patents, trademarks, trade names and copyrights and are not otherwise aware of such infringement or conflict, or of any infringement by, or conflict on the part of, others of patents, trademarks, trade names or copyrights of SSII, SPII, NWI, or NII.

     3.14 Full Disclosure.  No representation, covenant or warranty of SSII,
          ---------------
SPII, NWI, or NII and/or the Selling Group Shareholders contained in this Agreement and no written information or agreements furnished or to be furnished to AMS by SSII, SPII, NWI, or NII and/or the Selling Group Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to contain a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances under which they were made, not misleading.

     3.15 Investment Intent. Each of SSII, SPII, NWI, and NII is acquiring or
          -----------------
will acquire the shares of AMS Common Stock to be issued and delivered by AMS to SPII for and on behalf of itself and SSII, NWI, or NII pursuant to this Agreement for investment purposes and not with a view to any public distribution thereof, and each of SSII, SPII, NWI, or NII has no present intention to distribute such shares other than to the Selling Group Shareholders.

     3.16 Accuracy of Representations, Covenants and Warranties.  To the actual
          -----------------------------------------------------
knowledge of the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, no representation, covenant or warranty by the Selling Group Shareholders and SSII, SPII, NWI, and NII in this Agreement and no written information, agreements or documents furnished to AMS by the Selling Group Shareholders and SSII, SPII, NWI, and NII in connection with the transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statements or information contained herein or therein, in light of the circumstances under which they were made, not misleading.

ASSET PURCHASE AGREEMENT Page 12

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF AMS

     AMS hereby represents and warrants to the Selling Group Shareholders, SSII, SPII, NWI, and NII as follows:

     4.1  Organization, Good Standing, Power, Etc.  AMS is a corporation duly
          ---------------------------------------
organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. To the actual knowledge of AMS, the State of Oklahoma is the only jurisdiction in which the property owned or leased or the business conducted by AMS would make any such qualifications necessary.

     4.2  Equity Interest.  Other than Miracle Mountain International, Inc.
          ---------------
("MMII"), a Colorado corporation, and Chambre International, Inc. ("CII"), a Texas corporation, wholly owned subsidiaries of AMS, AMS does not have any stock or other equity or ownership interest (controlling or otherwise) in any corporation, association, partnership, tax partnership, joint venture or other entity. No equity or voting securities of MMII and CII are or may become required to be issued by reason of any warrants, rights, options, calls, commitments, convertible securities or other agreements. All of the equity and voting securities of MMII and CII are owned by AMS free and clear of any claim, lien, encumbrance or agreement with respect thereto.

     4.3  MMII and CII Organization, Good Standing, Power, Etc.  MMII is a
          ----------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and CII is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of MMII and CII has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. To the actual knowledge of AMS, the State of Colorado is the only jurisdiction in which the property owned or leased or the business conducted by MMII would make any such qualifications necessary and the State of Texas is the only jurisdiction in which the property owned or leased or the business conducted by CII would make any such qualifications necessary.

     4.4  Delivery of Certificate of Incorporation and Bylaws.  AMS has
          ---------------------------------------------------
delivered to the Selling Group Shareholders complete and correct copies of the Certificate of Incorporation and Bylaws of AMS as in effect on the date hereof.

     4.5  Capitalization.  The total number of shares of capital stock of AMS
          --------------
authorized, issued and outstanding at December 31, 1996, and the total number of outstanding options and warrants exercisable for the purchase of the capital stock of AMS at December 31, 1996, are set forth in the audited financial statements of AMS as of and for the year ended December 31, 1996. All shares of AMS Common Stock that are outstanding as of the date of this Agreement, or will be outstanding immediately prior to Closing, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not or will not be subject to or issued in violation of any preemptive rights.

     4.6  Authorization of Agreement.  The Board of Directors of AMS has duly
          --------------------------
approved this Agreement and the transactions contemplated hereby, including, without limitation, the issuance of the

ASSET PURCHASE AGREEMENT Page 13

AMS Common Stock, and has authorized the execution and delivery of this Agreement by AMS. AMS has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereunder, including, without limitation, the issuance of the AMS Common Stock.

     4.7  No Conflicting Agreements.  Neither the execution nor the delivery of
          -------------------------
this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of AMS or (ii) any material agreement or instrument to which AMS is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which AMS is subject, or result in the creation of a material lien, charge or encumbrance on any of the properties of AMS. AMS is not in default or would be in default with lapse of time or notice or both, in respect to any such term.

     4.8  Financial Statements. AMS has furnished to the Selling Group
          --------------------
Shareholders and SSII, SPII, NWI, and NII the following financial statements (hereinafter collectively called the "AMS Financial Statements"): (i) the balance sheet as of December 31, 1996, and the related statements of stockholders' equity, income, and cash flows for the fiscal year ended December 31, 1996 and the notes thereto, all examined and reported upon, without qualification, by Deloitte & Touche l.l.P., AMS's independent public accountants"".

     4.9  Securities and Exchange Commission Reports. During the three prior
          ------------------------------------------
years ended December 31, 1996, AMS has filed in a timely manner any and all reports required to be filed pursuant to Sections 13, 14 and 15(d) of the Exchange Act. At the respective times of filing thereof, none of such reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstance under which they were made, not misleading. Each audited and unaudited financial statement (and the notes relating thereto) contained in such reports was prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein) and fairly presents the financial condition of AMS as of the date thereof and the related results of operations, stockholders' equity, and cash flows and changes in financial position, as applicable, of AMS for and during the period covered thereby. Each unaudited financial statement (and the notes relating thereto) contained in such reports was prepared on the same basis as the audited financial statements and included all necessary adjustments, consisting only of normal recurring accruals, and fairly presents the financial condition of AMS as of the date thereof and the related results of operations, stockholders' equity, and cash flows or changes in financial position, as applicable, of AMS for and during the period covered thereby. AMS has delivered to the Selling Group Shareholders and SSII, SPII, NWI, and NII true and correct copies of AMS's annual report on Form 10-KSB for the fiscal year ended December 31, 1995 and AMS's quarterly reports on Form 10-QSB for each of the calendar quarters ended March 31, June 30 and September 30, 1996.

     4.10  Absence of Undisclosed Liabilities.  To the actual acknowledge of
           ----------------------------------
AMS, all obligations and liabilities, contingent or otherwise, of AMS arising from events that occurred on or before the date of the AMS Balance Sheet, whether or not required to be accrued or reserved, have been fully disclosed, accrued or reserved in the AMS Balance Sheet in accordance with and to the extent required by generally accepted accounting principles. AMS has not incurred any such obligation or liability, contingent or otherwise, subsequent to the date of the AMS Balance Sheet, except for obligations and liabilities
incurred in the ordinary course of business.   The reserves reflected in the AMS
Balance Sheet are adequate, appropriate and reasonable.

ASSET PURCHASE AGREEMENT Page 14

     4.11  Compliance with Laws.  To the actual knowledge of AMS, AMS, MMII  and
           --------------------
CII have complied with all laws, regulations, licensing requirements and orders applicable to their respective businesses the breach or violation of which could have a material adverse effect on said businesses and have filed with the proper authorities, all statements and reports required by the laws, regulations, licensing requirements and orders to which each of them or any of their employees (because of such employee's activities on behalf of AMS, MMII or CII) is subject, and, to the actual acknowledge of AMS, each of AMS, MMII and CII possesses all necessary licenses, franchises and permits to conduct its business in the manner in which and in the jurisdictions and places where such businesses are now conducted.

     4.12  Finder's Fees.  No director, officer or employee of AMS has incurred
           -------------
or will incur any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     4.13  Full Disclosure.  To the actual acknowledge of AMS, (i) all written
           ---------------
information regarding AMS, MMII and CII previously delivered to the Selling Group Shareholders and SSII, SPII, NWI, and NII by AMS, including all financial information and statements provided to the Selling Group Shareholders and SSII, SPII, NWI, and NII, is true and correct, (ii) all additional information regarding AMS, MMII and CII delivered to the Selling Group Shareholders and SSII, SPII, NWI, and NII pursuant to this Agreement is or will be true and correct, and (iii) other than the properties shown on the AMS Balance Sheet, and previously disclosed to the Selling Group Shareholders and SSII, SPII, NWI, and NII pursuant to this Agreement, there are no properties, tangible or intangible, which are used in and material to the normal day-to-day operations of AMS, MMII or CII as conducted by AMS, MMII or CII prior to the date of this Agreement.

     4.14  Accuracy of Representations, Covenants and Warranties.  To the actual
           -----------------------------------------------------
acknowledge of AMS, no representation, covenant or warranty by AMS in this Agreement and, to the actual acknowledge of AMS, no written information, agreements or documents furnished to the Selling Group Shareholders and SSII, SPII, NWI, and NII by AMS in connection with the transactions contemplated in this Agreement, contain or will contain any untrue statement of a material fact or omits or will omit to contain a material fact necessary in order to make the statements or information contained herein or therein, in light of the circumstances under which they were made, not misleading.

     4.15 AMS Common Stock Deliveries.  The shares of AMS Common Stock to be
          ---------------------------
delivered to SPII for and on behalf of the Selling Group pursuant to this Agreement, when delivered as provided herein, will be validly issued and outstanding, fully paid and non-assessable. All costs of original issuance of the certificates evidencing the shares of AMS Common Stock to be delivered pursuant to this Agreement shall be borne by AMS.


                                   ARTICLE V

    COVENANTS OF THE SELLING GROUP SHAREHOLDERS AND SSII, SPII, NWI, AND NII

     The Selling Group Shareholders and SSII, SPII, NWI, and NII, jointly and severally, covenant and agree with AMS that, at all times between the date hereof and the Closing, the Selling Group Shareholders will cause SSII, SPII, NWI, and NII to comply with all covenants and provisions of this

ASSET PURCHASE AGREEMENT Page 15

Article V, except to the extent AMS may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

     5.1  Approvals.  The Selling Group Shareholders and SSII, SPII, NWI, and
          ---------
NII will (i) take all commercially reasonable steps and use all commercially reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and of third parties, required of them to consummate the transactions contemplated by this Agreement, (ii) provide such other information and communications to such governmental authorities as AMS or such authorities may reasonably request, and (iii) cooperate with AMS in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities required of the Selling Group Shareholders and SSII, SPII, NWI, and NII, or AMS to consummate the transactions contemplated in this Agreement.

     5.2  No Negotiations.  Except as contemplated in this Agreement, the
          ---------------
Selling Group Shareholders and SSII, SPII, NWI, and NII will not take (or permit any other person acting for or on behalf of the Selling Group Shareholders and SSII, SPII, NWI, and NII to take), directly or indirectly, any action to (i) seek or encourage any offer or proposal from any person to acquire any shares of capital stock or any other securities of SSII, SPII, NWI, or NII or any interest therein, (ii) merge, consolidate or combine, or permit any other person to merge, consolidate or combine, with SSII, SPII, NWI, and/or NII, (iii) liquidate, dissolve or reorganize SSII, SPII, NWI, or NII, (iv) acquire or transfer the Selling Group Assets or any interests therein, other than in the ordinary course of business or in accordance with the terms of this Agreement; or (v) reach any agreement or understanding (regardless of whether such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution or reorganization.

     5.3  Due Diligence Investigation by AMS. The Selling Group Shareholders
          ----------------------------------
shall cause SSII, SPII, NWI, and NII to afford to the officers and authorized representatives of AMS reasonable access to the offices, properties, books and records of SSII, SPII, NWI, and NII and will furnish AMS with such additional financial and operating data and other information as to the business and properties of SSII, SPII, NWI, and NII as may be reasonably necessary for AMS thoroughly to evaluate, prior to the Closing, the business assets, operations and financial condition of SSII, SPII, NWI, and NII, including, without limitation, tax returns filed and those in preparation of SSII, SPII, NWI, and NII. If, for any reason, the transactions contemplated by this Agreement are not consummated, AMS will cause all confidential information obtained by it from the Selling Group Shareholders and SSII, SPII, NWI, and NII related to SSII, SPII, NWI, and NII to be treated as such and will not use such information in a manner detrimental to the Selling Group Shareholders and SSII, SPII, NWI, and NII. AMS hereby agrees to indemnify and hold the Selling Group Shareholders and SSII, SPII, NWI, and NII harmless from all claims, losses or damages arising out of AMS's exercise of such access rights. The Selling Group Shareholders shall cause SSII, SPII, NWI, and NII to provide to AMS timely notice of and access to minutes of all meetings (and all actions by written consent in lieu thereof) of the Board of Directors and shareholders of SSII, SPII, NWI, and NII.

     5.4  Conduct of Business.  The Selling Group Shareholders shall cause each
          -------------------
of SSII, SPII, NWI, and NII to conduct its business only in the ordinary course and consistent with past practice and shall use its commercially reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and employees, maintain its properties and business and to preserve the

ASSET PURCHASE AGREEMENT Page 16
goodwill of employees, customers and others having business dealings with SSII, SPII, NWI, and NII. Without the prior written consent of AMS, the Selling Group Shareholders shall cause SSII, SPII, NWI, and NII to not engage in any activity or enter into any transaction that would cause any of the representations or warranties set forth in this Agreement to be inaccurate if made as of a date subsequent to such activity or transaction. Without limiting the generality of the foregoing, the Selling Group Shareholders shall cause the following:

          (a)  Books and Records. Up to Closing, each of SSII, SPII, NWI, and
               -----------------
NII will maintain its books and records in the usual manner and consistent with past practice and custom and will not make a material change in any operational or financial reporting or accounting practice or policy of SSII, SPII, NWI, and NII or in any assumption underlying such a practice or policy.

          (b)  Reports and Returns. Each of SSII, SPII, NWI, and NII will (i)
               -------------------
prepare properly and file duly and timely all reports and all tax returns required to be filed with governmental authorities with respect to its business, operations or affairs, and (ii) pay duly and fully all taxes indicated by such tax returns or otherwise levied or assessed upon it or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or reserve for such payment all taxes that it is required to so withhold or collect and pay, unless such taxes are being contested in good faith.

     5.5  No Disposal of Property.  Except as contemplated in this Agreement,
          -----------------------
the Selling Group Shareholders shall not permit or cause SSII, SPII, NWI, or NII to (i) dispose of or assign any of its assets or properties or permit any of the assets or properties of SSII, SPII, NWI, or NII to be subjected to any liens, except to the extent any such disposition or lien is made or incurred in the ordinary course of business consistent with past practice, or (ii) sell any part of its operations or business to any third party.

     5.6  No Acquisitions.  Except as contemplated in this Agreement, the
          ---------------
Selling Group Shareholders shall not permit or cause SSII, SPII, NWI, or NII to
(i) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (ii) acquire all or substantially all or a material portion of the assets, capital stock or other equity securities of any other person, or any business division of any other person, or (iii) otherwise acquire control or ownership of any other person.

     5.7  Employee Matters.  (a)  No Changes to Compensation.  The Selling Group
          ----------------        --------------------------
Shareholders shall not permit or cause SSII, SPII, NWI, or NII to amend or terminate, partially or completely, any Employee Welfare Benefit Plan of SSII, SPII, NWI, or NII, or increase or agree to increase the rate of compensation or any other benefits or amounts payable or to become payable by SSII, SPII, NWI, or NII to any of its officers, directors or employees; provided, however, SSII, SPII, NWI, or NII shall be permitted to determine and agree to and/or pay severance compensation to any employee of SSII, SPII, NWI, or NII.

          (b)  Claims and Litigation.  The Selling Group Shareholders shall
               ---------------------
notify AMS in writing of receipt of any notice of investigation or administrative proceeding by the IRS, Department of labor, or any other governmental agency, involving any employee benefit plan or arrangement of SSII, SPII, NWI, or NII, or of any action or claim by any person under any employee benefit plan or arrangement of SSII, SPII, NWI, or NII, other than ordinary and usual claims for benefits by participants or beneficiaries.

     5.8  Notice and Cure.  The Selling Group Shareholders, SSII, SPII, NWI, or
          ---------------
NII will notify AMS promptly in writing of, and contemporaneously will provide AMS true, complete and correct copies of,

ASSET PURCHASE AGREEMENT Page 17
any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Closing, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of the Selling Group Shareholders, SSII, SPII, NWI, or NII being breached under this Agreement, or that renders or will render untrue any representation or warranty of the Selling Group Shareholders, SSII, SPII, NWI, or NII contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Selling Group Shareholders, SSII, SPII, NWI, and NII also will use all commercially reasonable efforts to cure, at the earliest practicable date and before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Selling Group Shareholders, SSII, SPII, NWI, or NII in this Agreement.

     5.9  Execution and Delivery of Related Agreements.  Each of SSII, SPII,
          --------------------------------------------
NWI, or NII shall execute and at Closing deliver to AMS the Warranty Bill of Sale and Assignment attached hereto as Exhibit B and execute and deliver all other documents and instruments, whether at Closing or subsequent thereto, as may be reasonably requested by AMS.

     5.10  Agreements and Covenants.  The Selling Group Shareholders, SSII,
           ------------------------
SPII, NWI, and NII will not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this Article V.

     5.11  Finder's Fees.  The Selling Group Shareholders, SSII, SPII, NWI, and
           -------------
NII shall be responsible for payment of any and all claims or demands for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Selling Group Shareholders, SSII, SPII, NWI, or NII with respect to the transactions contemplated in this Agreement, or any other possible transaction involving the sale, transfer, assignment, conveyance or other disposition of the capital stock and/or assets of SSII, SPII, NWI, or NII, or any merger, consolidation or any other acquisition transaction.

     5.12  No Issuance or Disposition of Securities.  The Selling Group
           ----------------------------------------
Shareholders shall not permit or cause SSII, SPII, NWI, or NII to (i) authorize or issue any shares of its capital stock or other equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or (iii) create or issue any options, warrants or rights to purchase any such convertible securities. The Selling Group Shareholders will not pledge, assign, transfer or otherwise dispose of or encumber any shares of or any options, warrants or rights to purchase the capital stock of SSII, SPII, NWI, or NII. The Selling Group Shareholders shall not permit or cause SSII, SPII, NWI, or NII to split, combine, or reclassify any capital stock or other equity securities of SSII, SPII, NWI, or NII. The Selling Group Shareholders shall not permit or cause SSII, SPII, NWI, or NII to (i) authorize or issue any equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such equity securities, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such equity securities, or (iii) create or issue any options, warrants or rights to purchase any such convertible securities.

     5.13  Public Announcements.  Without prior consultation with AMS, the
           --------------------
Selling Group Shareholders shall not, and the Selling Group Shareholders shall not permit SSII, SPII, NWI, or NII to,

ASSET PURCHASE AGREEMENT Page 18
make any announcement to the public or any statement to its employees generally concerning the transactions contemplated in this Agreement.

     5.14  Shareholders Approval.  Each of the Selling Group Shareholders hereby
           ---------------------
specifically covenants and agrees that he has read and has been fully advised by legal counsel as to the meaning and effect of this Agreement and the transactions to be effected by this Agreement, and that he hereby approves this Agreement and the transactions contemplated in this Agreement. By execution of this Agreement, (i) each of the Selling Group Shareholders hereby votes all of the issued and outstanding shares of the common stock of SSII, SPII, NWI, and NII in favor of approval of this Agreement and the transactions contemplated in this Agreement and (ii) each of the Selling Group Shareholders hereby consents in accordance with Section 14-2-704 of the Georgia Business Corporation Code to all corporate action required to consummate the transactions contemplated in this Agreement without the necessity for a meeting of the shareholders of SSII, SPII, NWI, and NII, to the extent and in the event shareholder approval shall be required for approval of this Agreement in accordance with Section 14-2-1202 of the Georgia Business Corporation Code and the transactions contemplated in and to be effect by this Agreement.

                                  ARTICLE VI

                               COVENANTS OF AMS

     AMS covenants and agrees with the Selling Group Shareholders, SSII, SPII, NWI, and NII that, at all times between the date of this Agreement and Closing, AMS will comply with all covenants and provisions of this Article VI, except to the extent the Selling Group Shareholders, SSII, SPII, NWI, and NII may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

     6.1  Approvals. AMS will (i) take all reasonable steps and use all
          ---------
reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and of third parties, required of them to consummate the transactions contemplated by this Agreement, (ii) provide such other information and communications to such governmental authorities as AMS or such authorities may reasonably request, and (iii) cooperate with the Selling Group Shareholders, SSII, SPII, NWI, and NII in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities required of the Selling Group Shareholders, SSII, SPII, NWI, and NII, and/or AMS to consummate the transactions contemplated in this Agreement.

     6.2  No Negotiations.  Except as contemplated in this Agreement, AMS will
          ---------------
not take (or permit any other person acting for or on behalf of AMS to take), directly or indirectly, any action to (i) seek or encourage any offer or proposal from any person to acquire any shares of capital stock or any other securities of AMS, MMII or CII or any interest therein, (ii) merge, consolidate or combine, or permit any other person to merge, consolidate or combine, with AMS, MMII or CII, or (iii) liquidate, dissolve or reorganize AMS, MMII or CII.


     6.3  Due Diligence Investigation by the Selling Group Shareholders, SSII,
          --------------------------------------------------------------------
SPII, NWI, and NII. AMS shall afford to the officers and authorized
------------------
representatives of the Selling Group Shareholders, SSII, SPII, NWI, and NII reasonable access to the offices, properties, books and records of AMS, MMII or CII

ASSET PURCHASE AGREEMENT Page 19
and will furnish the Selling Group Shareholders, SSII, SPII, NWI, and NII with such additional financial and operating data and other information as to the business and properties of AMS, MMII and CII as may be reasonable necessary for the Selling Group Shareholders, SSII, SPII, NWI, and NII thoroughly to evaluate, prior to the Closing, the business assets, operations and financial conditions of AMS, MMII and CII, including, without limitation, tax returns filed and those in preparation of AMS, MMII and/or CII. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Selling Group Shareholders, SSII, SPII, NWI, and NII will cause all confidential information obtained by them from AMS related to AMS, MMII and CII to be treated as such and will not use such information in a manner detrimental to AMS, MMII and CII. The Selling Group Shareholders, SSII, SPII, NWI, and NII hereby agree to indemnify and hold AMS, MMII and CII harmless from all claims, losses or damages arising out of the exercise of such access rights by the Selling Group Shareholders, SSII, SPII, NWI, and NII. AMS will also provide to the Selling Group Shareholders, SSII, SPII, NWI, and NII timely notice of and access to minutes of all meetings (and all actions by written consent in lieu thereof) of the Boards of Directors and shareholders of AMS.

     6.4  Notice and Cure.  AMS will notify the Selling Group Shareholders,
          ---------------
SSII, SPII, NWI, and NII promptly in writing of, and contemporaneously will provide the Selling Group Shareholders, SSII, SPII, NWI, and NII with true, complete and correct copies of, any and all information or documents relating to, and will use all reasonable efforts to cure prior to Closing, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of AMS being breached under this Agreement, or that renders or will render untrue any representation or warranty of AMS contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. AMS also will use all commercially reasonable efforts to cure, at the earliest practicable date and before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by AMS and MMII in this Agreement.

     6.5  Execution and Delivery of Related  Agreements.  AMS shall execute and
          ---------------------------------------------
deliver to the Selling Group Shareholders, SSII, SPII, NWI, and NII, whether at Closing or subsequent thereto such agreements and instruments as may be reasonably requested by the Selling Group Shareholders, SSII, SPII, NWI, and NII.

     6.6  Agreements and Covenants.  AMS, MMII and CII will not make any
          ------------------------
commitment, either in writing or orally, which would violate any of the provisions set forth in this Article VI.

     6.7  Finder's Fees.  AMS shall be responsible for any claim or demand for
          -------------
any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of AMS, MMII and/or CII.

     6.8  No Amendment.  AMS will not  amend or propose to amend its Certificate
          ------------
of Incorporation or Bylaws or take any action with respect to any such amendment.

     6.9  Public Announcements.  AMS, without prior consultation with the
          --------------------
Selling Group Shareholders, shall not make any announcement to the public or any statement to its employees generally concerning the transactions contemplated in this Agreement.

     6.10  Securities Information.  AMS has furnished to the Selling Group
           ----------------------
Shareholders, SSII, SPII, NWI, and NII copies of AMS's annual report on Form 10-KSB for the fiscal year ended December 31,

ASSET PURCHASE AGREEMENT Page 20

1995, and quarterly reports on Form 10-QSB for the calendar quarters ended March 31, June 30, and September 30, 1996, and will furnish any amendments thereto and any exhibit filed or required to have been filed with the Commission in connection with each such annual or quarterly report or amendment thereof, upon the written request of the Selling Group Shareholders, SSII, SPII, NWI, or NII. The issuance of the AMS Common Stock to SSII, SPII, NWI, and NII pursuant to this Agreement is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the 1933 Act and the rules and regulations promulgated thereunder by the Commission, and AMS will so report the sale to the Commission and to various state securities or blue sky commissioners, if and to the extent required. AMS shall make available to the Selling Group Shareholders, SSII, SPII, NWI, and NII or their agents and representatives all documents and information reasonably relating to an investment in the shares of AMS Common Stock requested by or on behalf of SSII, SPII, NWI, and NII. AMS shall make available to the Selling Group Shareholders, SSII, SPII, NWI, and NII the opportunity to ask questions and receive answers concerning the terms and conditions of the sale and to obtain any additional information from AMS reasonably relating to an investment in shares of AMS Common Stock.


                                  ARTICLE VII

                   CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of the Selling Group Shareholders, SSII, SPII, NWI, and NII and AMS to effect the transactions contemplated in this Agreement are, at their respective elections, subject to the satisfaction or waiver of the following conditions:

     7.1  Consents and Approvals.  Prior to Closing, all necessary orders,
          ----------------------
consents and approvals shall have been entered by each regulatory authority having jurisdiction in the premises and all applicable statutory waiting periods shall have expired, and the consent of any other party necessary to approve the transactions contemplated in this Agreement or to the continued holding by the Selling Group Shareholders, SSII, SPII, NWI, and NII, and AMS of all rights in, to and under any contract, agreement, license, permit, franchise, lease or other instrument and any property or assets, tangible or intangible, reasonably deemed by the Selling Group Shareholders, SSII, SPII, NWI, and NII to be material to AMS, taken as a whole, or by AMS to SSII, SPII, NWI, and NII, taken as a whole, as the case may be, shall have been obtained.

                                 ARTICLE VIII

                     FURTHER CONDITIONS TO OBLIGATIONS OF
           THE SELLING GROUP SHAREHOLDERS, SSII, SPII, NWI, AND NII

     Notwithstanding any other provision of this Agreement, the obligations of the Selling Group Shareholders, SSII, SPII, NWI, and NII to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment prior to or at Closing, of each of the following conditions precedent, any of which may be waived by the Selling Group Shareholders, SSII, SPII, NWI, and NII:

     8.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of AMS set forth in Article IV hereof shall be true and correct in all material respects as of the date of this

ASSET PURCHASE AGREEMENT Page 21

Agreement and as of Closing, with the same effect as though such representations and warranties had been made at and as of Closing.

     8.2  Performance of Covenants, Agreements and Conditions.  AMS shall have
          ---------------------------------------------------
duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing.

     8.3  Officers' Certificates, Etc.  The Selling Group Shareholders, SSII,
          ---------------------------
SPII, NWI, and NII shall have received (i) certificates, dated the date of Closing and signed by the President of AMS, to the effect set forth in Sections
8.1 and 8.2 above, and (ii) such other certificates, instruments and documents as shall be reasonably requested by the Selling Group Shareholders, SSII, SPII, NWI, and NII for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions of this Agreement.

     8.4  No Adverse Change.  No material adverse change shall have occurred in
          -----------------
the business, operations, properties or financial condition of AMS since December 31, 1996.

                                  ARTICLE IX

                   FURTHER CONDITIONS TO OBLIGATIONS OF AMS

     Notwithstanding any other provision of this Agreement, the obligations of AMS to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment prior to or at Closing, of each of the following conditions precedent, any of which may be waived by AMS:

     9.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the Selling Group Shareholders, SSII, SPII, NWI, and NII set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of Closing, with the same effect as though such representations and warranties had been made at and as of Closing.

     9.2  Performance of Covenants, Agreements and Conditions.  The Selling
          ---------------------------------------------------
Group Shareholders, SSII, SPII, NWI, and NII shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to Closing.

     9.3  Officers' Certificate, Etc.  AMS shall have received (a) a
          --------------------------
certificate, dated the date of the Closing and signed by the Selling Group Shareholders, SSII, SPII, NWI, and NII, to the effect set forth in Sections 9.1 and 9.2 above, and (b) such other certificates, instruments and documents as shall be reasonably requested by AMS for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

     9.4 Appointment  of Gibson to Executive Officer Position in AMS Marketing
         ---------------------------------------------------------------------
Plan.  At Closing, the Chief Executive Officer or President of AMS shall appoint
----
Gibson to the position of Executive Vice President in the AMS marketing plan and place Gibson at the top of the Selling Group Downline Marketing Organization. Gibson shall be an independent contractor and while holding the position as Executive Vice President shall be entitled to receive compensation on all of the activities of the Selling

ASSET PURCHASE AGREEMENT Page 22

Group Downline Marketing Organization and shall be entitled to receive reimbursement of all reasonable travel expenses incurred by Gibson in travel at the direction and request of AMS for purposes other than further building of the multi-level organization. Furthermore, for a period of six months following Closing, AMS hereby agrees to allow the Selling Group Downline Marketing Organization to operate under and pursuant to the SSII marketing plan, a copy of which shall be provided to AMS at Closing. In addition, during such six-month period, AMS hereby agrees to operate, and the Selling Group hereby agrees to permit the Selling Group Downline Marketing Organization to operate under the name of "Stay 'N Shape" and identify such sales organization as a division of AMS. It is hereby acknowledged by the Selling Group Shareholders, SSII, SPII, NWI, NII, and AMS that AMS intends to eliminate the representation of the Selling Group Downline Marketing Organization as a division of AMS as soon as practicable following Closing, but only with the consent of Gibson if eliminated within six months following Closing.

     9.5 Assumption of Certain Contract Rights.  Effective at Closing, to the
         -------------------------------------
satisfaction of AMS, the Selling Group shall cause and AMS shall unconditionally assume, except as otherwise provided in this Agreement, all rights, duties, performances, obligations, and liabilities of the Selling Group, arising at and after Closing, in and to the contract arrangements of the Selling Group with Market America, Tinos llC and George Kargas.

     9.6  No Adverse Change.  No material adverse change shall have occurred in
          -----------------
the business, contractual arrangements with customer, operations, properties or financial condition of SSII, SPII, NWI, and NII since December 31, 1996.

                                   ARTICLE X

                  CONTINUING OBLIGATIONS OF THE SELLING GROUP
           SHAREHOLDERS, SSII, SPII, NWI, NII AND AMS AFTER CLOSING

     Following Closing and consummation of the transactions contemplated in this Agreement, in addition to any other covenants, agreements, obligations, and duties of the Selling Group Shareholders, SSII, SPII, NWI, and NII and AMS to be performed after Closing as set forth in this Agreement, the Selling Group Shareholders, SSII, SPII, NWI, and NII covenant and agree (except to the extent AMS may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement), and AMS covenants and agrees (except to the extent the Selling Group Shareholders, SSII, SPII, NWI, and NII otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement), as follows:

     10.1 Indemnifications by the Selling Group Shareholders, SSII, SPII, NWI,
          --------------------------------------------------------------------
and NII. Subject to the provisions of this Article X, each of the Selling Group
-------
Shareholders, SSII, SPII, NWI, and NII agree jointly and severally to indemnify fully in respect of, hold harmless and defend AMS, its Affiliates and its officers, directors and employees against any and all damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, losses, including taxes, expenses (including interest, penalties, and fees and disbursements of attorneys, accountants and experts) ("loss" or "losses") incurred or suffered by any of them arising out of or relating to the purchase and sale of the Selling Group Assets pursuant to this Agreement.

ASSET PURCHASE AGREEMENT Page 23

     10.2 Indemnifications by AMS.  Subject to the provisions of this Article X,
          -----------------------
AMS agrees to indemnify fully in respect of, hold harmless and defend the Selling Group Shareholders, SSII, SPII, NWI, and NII against, any and all losses arising out of or relating to (i) any misrepresentation, or breach of warranty on the part of AMS under this Agreement, (ii) nonfulfillment or failure to perform any covenant or agreement on the part of AMS under this Agreement, or
(iii) related and attributable to, or asserted against, the Selling Group Shareholders, SSII, SPII, NWI, and NII with respect to any event or condition occurring or arising after the Closing Date upon which the losses are the based.

     10.3  Set Off.  In the event that any of the Selling Group Shareholders,
           -------
SSII, SPII, NWI, NII or AMS (the "Debtor Party") shall be indebted to the Selling Group Shareholders, SSII, SPII, NWI, NII, AMS or any other person or entity (the "Creditor Party") for any amounts pursuant to the terms of this Agreement or under any other agreement, then the Creditor Party or any of its Affiliates may give notice to the Debtor Party of such obligation. If such notice has been given and the Debtor Party does not fully pay such obligation within 90 days of such notice, then the Creditor Party may retain and apply to the payment of that amount, sums otherwise owed by the Creditor Party or its Affiliates to the Debtor Party or its Affiliates under this Agreement or under any other agreement and in doing so such Creditor Party or its Affiliates shall have no liability to such Debtor Party for such retention and application, under this Agreement or any such other agreement and such retention and application shall not be a violation or breach thereof; provided, however, that the amount which may be retained pursuant to this Section 10.3 of any payment otherwise due under this Agreement or any such other agreement shall be an amount equal to that percentage of such payment obtained by dividing such payment by all amounts then due and which can then be determined to become due to the Debtor Party or its Affiliates by the Creditor Party or its Affiliates under this Agreement or any such other agreement.

     10.4  Remedies.  The remedies provided in this Article X shall be the sole
           --------
and exclusive remedies of AMS and its Affiliates and its officers, directors and employees against the Selling Group Shareholders, SSII, SPII, NWI, and NII, or the Selling Group Shareholders, SSII, SPII, NWI, and NII against AMS for any misrepresentation or breach of a warranty or covenant under this Agreement.

     10.5  Survival of Representations and Warranties.  Each representation,
           ------------------------------------------
warranty, or covenant given or made by the Selling Group Shareholders, SSII, SPII, NWI, and NII or AMS under Articles III, IV, V and VI this Agreement shall survive the date of Closing.

     10.6  Method of Asserting Claims, Etc.  The party claiming indemnification
           -------------------------------
under Section 10.1 or 10.2 of this Agreement hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party". All claims for indemnification by any Indemnified Party under this Article X shall be asserted and conducted as follows:

          10.6.1 Notification; Defense.  In the event that any claim or demand
                 ---------------------
     for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand (the "Claim Notice"). The Indemnified Party's failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the

ASSET PURCHASE AGREEMENT Page 24

     Indemnifying Party's ability to defend against the claim or demand. The Indemnifying Party shall have 30 days from the giving of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and
     (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement by the Indemnifying Party it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and his counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim for which indemnity is sought hereunder may be settled without the consent of the Indemnifying Party, which consent may not be unreasonably withheld.

          10.6.2 Counterclaim Notification.  In the event any Indemnified Party
                 -------------------------
     should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall give a Claim Notice with respect to such claim to the Indemnifying Party.

          10.6.3 Access to Books and Records.  Notwithstanding any other
                 ---------------------------
     provision contained in this Agreement, to the extent that AMS may claim indemnity against or from the Selling Group Shareholders, SSII, SPII, NWI, and NII hereunder, each of the Selling Group Shareholders, SSII, SPII, NWI, and NII agrees to give AMS access to the books, records and employees of the Selling Group Shareholders, SSII, SPII, NWI, and NII in connection with the matters for which indemnification is sought hereunder, to the extent AMS reasonably deems necessary in connection with its rights and obligations hereunder. To the extent that the Selling Group Shareholders, SSII, SPII, NWI, and NII may claim indemnity against AMS hereunder, AMS agrees to give the Selling Group Shareholders, SSII, SPII, NWI, and NII access to the books, records and employees of AMS in connection with the matters for which indemnification is sought hereunder, to the extent the Selling Group Shareholders, SSII, SPII, NWI, and NII reasonably deem necessary in connection with their rights and obligations hereunder.

     10.7  Non-Competition.  For purposes of this Section 10.7, "Competitive
           ---------------
Business" shall mean any multi-level marketing business offering, offering for sale or selling products similar to those offered, offered for sale or being sold by SSII, SPII, NWI, NII and AMS immediately prior to Closing.

          10.7.1 SSII, SPII, NWI, and NII Non-Compete Covenant.   In order to
                 ---------------------------------------------
     induce AMS to enter into this Agreement, each of SSII, SPII, NWI, and NII covenants and agrees that, from the Closing and for a ten-year period thereafter, it shall not, and shall not permit any of its Affiliates,

ASSET PURCHASE AGREEMENT Page 25

     (i) to engage in any Competitive Business, except pursuant to agreements with AMS or its Affiliates, (ii) to acquire any legal or beneficial interest in, or otherwise participate in the ownership of any person, firm, corporation, partnership or other entity or association which is or becomes engaged in a Competitive Business, except ownership of less than one percent of a publicly traded company shall be permissible, (iii) directly or indirectly solicit, canvass or otherwise contact or accept any business or transaction from any future, present or former sales associates, distributors or clients of AMS, SSII, SPII, NWI, and NII, or take any action which shall cause the termination or curtailment of the business relationship between SSII, SPII, NWI, and NII (and/or its successor or successors) and any of its future, present or former sales associates, distributors or customers relating to a Competitive Business, (iv) directly or indirectly, without the prior written consent of AMS, solicit, entice, raid, persuade or induce any individual who at of the date of this Agreement is, or at any time during the ten-year period shall be, an employee, distributor, or sales associate of AMS or SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, to terminate or refrain from renewing or extending his or her employment, association or distributorship with AMS, SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, except this clause shall not apply to any such employee, sales associate or distributor whose employment or association with AMS shall have been terminated by AMS or its Affiliate. This covenant and agreement is included herein in order to protect the value of the business of SSII, SPII, NWI, and NII being acquired by AMS pursuant to this Agreement and to assure that AMS shall have the full benefit of the value thereof .

          10.7.2 Rainey Non-Compete Covenant.   In order to induce AMS to enter
                 ---------------------------
     into this Agreement, Rainey covenants and agrees that, from the Closing and for a ten-year period thereafter, he shall not, and shall not permit any of his Affiliates, (i) to engage in any Competitive Business, except pursuant to agreements with AMS or its Affiliates, (ii) to acquire any legal or beneficial interest in, or otherwise participate in the ownership of any person, firm, corporation, partnership or other entity or association which is or becomes engaged in a Competitive Business, except ownership of less than one percent of a publicly traded company shall be permissible, (iii) directly or indirectly solicit, canvass or otherwise contact or accept any business or transaction from any future, present or former sales associates, distributors or clients of AMS, SSII, SPII, NWI, and NII, or take any action which shall cause the termination or curtailment of the business relationship between SSII, SPII, NWI, and NII (and/or its successor or successors) and any of its future, present or former sales associates, distributors or customers relating to a Competitive Business,
     (iv) directly or indirectly, without the prior written consent of AMS, solicit, entice, raid, persuade or induce any individual who at of the date of this Agreement is, or at any time during the ten-year period shall be, an employee, distributor, or sales associate of AMS or SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, to terminate or refrain from renewing or extending his or her employment, association or distributorship with AMS, SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, except this clause shall not apply to any such employee, sales associate or distributor whose employment or association with AMS shall have been terminated by AMS or its Affiliate. This covenant and agreement is included herein in order to protect the value of the business of SSII, SPII, NWI, and NII being acquired by AMS pursuant to this Agreement and to assure that AMS shall have the full benefit of the value thereof.

          10.7.3 Gibson Non-Compete Covenant.   In order to induce AMS to enter
                 ---------------------------
     into this Agreement, Gibson covenants and agrees that, from the Closing and for a ten-year

ASSET PURCHASE AGREEMENT Page 26
     period thereafter, he shall not, and shall not permit any of his Affiliates, (i) to engage in any Competitive Business, except pursuant to agreements with AMS or its Affiliates, (ii) to acquire any legal or beneficial interest in, or otherwise participate in the ownership of any person, firm, corporation, partnership or other entity or association which is or becomes engaged in a Competitive Business, except ownership of less than one percent of a publicly traded company shall be permissible, (iii) directly or indirectly solicit, canvass or otherwise contact or accept any business or transaction from any future, present or former sales associates, distributors or clients of AMS, SSII, SPII, NWI, and NII, or take any action which shall cause the termination or curtailment of the business relationship between SSII, SPII, NWI, and NII (and/or its successor or successors) and any of its future, present or former sales associates, distributors or customers relating to a Competitive Business,
     (iv) directly or indirectly, without the prior written consent of AMS, solicit, entice, raid, persuade or induce any individual who at of the date of this Agreement is, or at any time during the ten-year period shall be, an employee, distributor, or sales associate of AMS or SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, to terminate or refrain from renewing or extending his or her employment, association or distributorship with AMS, SSII, SPII, NWI, and NII or their Affiliates, or any of their respective successors, except this clause shall not apply to any such employee, sales associate or distributor whose employment or association with AMS shall have been terminated by AMS or its Affiliate. This covenant and agreement is included herein in order to protect the value of the business of SSII, SPII, NWI, and NII being acquired by AMS pursuant to this Agreement and to assure that AMS shall have the full benefit of the value thereof.

          10.7.4 Severability of Covenant Provisions.  If any part of the
                 -----------------------------------
     restrictions set forth in Section 10.7.1, 10.7.2 and/or 10.7.3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected and shall be enforced to the fullest extent permitted by law. If any of such restrictions are deemed to be unreasonable by a court of competent jurisdiction, then AMS, the Selling Group Shareholders, SSII, SPII, NWI, and/or NII shall submit to the reduction or modification thereof as said court deems reasonable.

          10.7.5 Extension of Time Limitation.  If the Selling Group
                 ----------------------------
     Shareholders, SSII, SPII, NWI, and NII shall be in violation of the aforementioned restrictive covenant in Section 10.7.1, 10.7.2 and/or 10.7.3, then in addition to AMS's other remedies, the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation occurred.

          10.7.6 Allocation of Purchase Price to Covenants.  The Selling Group
                 -----------------------------------------
     Shareholders, SSII, SPII, NWI, and NII and AMS agree that of the purchase price of $3,825,000, $500,000 is for the restrictive covenants and agreements as set forth in this Section 10.7.

          10.7.7 AMS Waiver.  The terms and provisions of this Section 10.7 are
                 ----------
     for the benefit of AMS and may be waived in whole or in part by AMS.

     10.8 Injunctive Relief.  Each of the Selling Group Shareholders, SSII,
          -----------------
SPII, NWI, and NII acknowledge that AMS and its Affiliates would be irreparably damaged and that money damages and any other remedy available at law would be inadequate to redress or remedy any loss in the event that the provisions of
Section 10.7 were not fully performed in accordance with their specific terms or are otherwise breached. Each of the Selling Group Shareholders, SSII, SPII, NWI, and NII, agrees that AMS

ASSET PURCHASE AGREEMENT Page 27
and its assigns, in addition to recovering any claim for damages or obtaining any other remedy available at law, also may enforce the terms of Section 10.7 by injunction or specific performance and may obtain any other appropriate remedy available in equity, and that each of the Selling Group Shareholders, SSII, SPII, NWI, and NII hereby waives his or its right to assert and will not assert in defense against such equitable claims that an adequate legal remedy is available.

     10.9  Transition Costs.  During the period ending 90 days after Closing,
           ----------------
SSII, SPII, NWI, and NII hereby agree to expend in the aggregate not less than $100,000, in a fashion acceptable to AMS, for the purposes, following Closing and during the transition period of assimilation of the prior marketing and sales businesses of SSII, SPII, NWI, and NII acquired as a portion of the Selling Group Assets, for (i) maintenance of the Selling Group Downline Marketing Organization, (ii) continued promotion of Choc-Quilizer/TM/ and other products offered and sold by the Selling Group Downline Marketing Organization,
(iii) recruiting of additional sales associates in replacement of terminated sales associates, and (iv) such other purposes in order to maintain the level of sales of the Selling Group Downline Marketing Organization at or above the sales levels of SSII, SPII, NWI, and NII immediately prior to and following Closing. In connection with such expenditures, SSII, SPII, NWI, and NII shall periodically, but not less frequently than bi-weekly, consult with and obtain advice from AMS regarding the proposed expenditures pursuant to this Section
10.9 for the purpose of coordinating such expenditures with those of AMS for the purposes of further promotion of Choc-Quilizer/TM/ and other products offered and sold by AMS and its multi-level marketing organizations and programs. Within 15 days following expiration of such 90-day period, the Selling Group Shareholders, SSII, SPII, NWI, and NII shall provide to AMS a full accounting of the expenditures during such period.

                                  ARTICLE XI

                           TERMINATION AND AMENDMENT

     11.1  Termination.  This Agreement may be terminated and the transactions
           -----------
contemplated in this Agreement abandoned at any time prior to the Closing (i) by mutual agreement of the Selling Group Shareholders, SSII, SPII, NWI, NII and AMS, or (ii) at the option of AMS or the Selling Group Shareholders, SSII, SPII, NWI, and NII in the event Closing shall not have been completed on or before April 16, 1997. In the event of termination by AMS or the Selling Group Shareholders, SSII, SPII, NWI, and NII, as provided in this Section 11.1, written notice shall forthwith be given to the other parties.

     11.2  Effective of Termination.  In the event of termination by AMS or the
           ------------------------
Selling Group Shareholders, SSII, SPII, NWI, and NII, as provided in Section
11.1 hereof, (i) this Agreement shall forthwith become wholly void and of no effect, and there shall be no obligation or liability on the part of the Selling Group Shareholders, SSII, SPII, NWI, and NII, AMS, or their respective officers, directors or shareholders, except as provided in Section 13.7; provided, however, that such limitation shall not apply in the event of a willful breach by the Selling Group Shareholders, SSII, SPII, NWI, and NII or AMS of any of their respective material covenants contained herein in which case the non-breaching party shall be entitled to recover form the breaching party all out-of-pocket costs (including without limitation reasonable attorney fees and expenses) which the non-breaching party has incurred in connection with this Agreement.

ASSET PURCHASE AGREEMENT Page 28

     11.3  Amendment.  This Agreement may be amended by the parties thereto, at
           ---------
any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTIClE XII

                          REMEDIES; LITIGATION COSTS

     12.1  Available Remedies.  Each party expressly agrees that, consistent
           ------------------
with its or his intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of Closing pursuant to Section
2.3 hereof.

     Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

                                 ARTICLE XIII

                                 MISCELLANEOUS

     13.1  Expenses.  Except as otherwise provided herein, AMS hereby covenants
           --------
and agrees to pay its own transaction costs and expenses, and the Selling Group Shareholders, SSII, SPII, NWI, and NII hereby covenant and agree to pay their transaction costs and expenses, incurred in connection with this Agreement, including without limitation fees and expenses of counsel, irrespective of when incurred and regardless of whether this transaction is consummated.

     13.2  Notices.  All notices and other communications required or permitted
           -------
hereunder shall be in writing and shall be deemed to have been given when delivered personally, or on the next day after being sent by facsimile transmission or a nationally recognized overnight delivery service, or on the third (3rd) day after being sent by registered or certified mail (return receipt requested), postage prepaid to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

     If to AMS:                     Advantage Marketing Systems, Inc.
                                    2601 Northwest Expressway, Suite 1210W
                                    Oklahoma City, Oklahoma 73112-7293
                                    Attention:  Roger P. Baresel
                                    Facsimile:  (405)843-4935

ASSET PURCHASE AGREEMENT Page 29

     If to Rainey:                    Mr. Carl S. Rainey
                                      808 Tealvista
                                      Peach Tree City, Georgia 30269
                                      Facsimile:  (770) 631-1544

     If to Gibson:                    Mr. Danny Gibson
                                      1551 Cooks Pond Drive
                                      Powder Springs, Georgia 30073
                                      Facsimile:  (770) 424-2418

     If to SSII, SPII, NWI, and NII:  Stay 'N Shape International, Inc.
                                      Solution Products International, Inc.
                                      Nation of Winners, Inc.
                                      and/or
                                      Now International, Inc.
                                      4854 Old National Highway, Suite 200
                                      Atlanta, Georgia  30337
                                      Attention:  Carl S. Rainey
                                      Facsimile:  (404)  209-8821

     13.3  Entire Agreement.  This Agreement (including the Exhibits and
           ----------------
Schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

     13.4  Binding Effect; Benefits.  This Agreement shall be binding upon and
           ------------------------
inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Prior to Closing, neither this Agreement nor any right, remedy, obligation or liability hereunder or by reason hereof shall be assignable by any of the parties to this Agreement without the prior written consent of the others. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of the parties hereto or such successors or assigns and for the benefit of no other person.

     13.5  Waiver.  Any term or provision of this Agreement may be waived in
           ------
writing at any time by the Selling Group Shareholders, SSII, SPII, NWI, and NII, if they are entitled to the benefits thereof, or by AMS, if it is entitled to the benefits thereof. No such waiver shall, unless explicitly stated, be a continuing waiver. No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof.

     13.6  Applicable Law.  This Agreement shall be governed by and construed in
           --------------
accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed within that State.

     13.7  Confidentiality.  Prior to consummation of the transactions
           ---------------
contemplated in this Agreement, AMS and its representatives and the Selling Group Shareholders, SSII, SPII, NWI, and NII and their representatives will each keep confidential, and not disclose to any third party, information and data obtained as a result of such access; provided, however, that this restriction shall not apply to information

ASSET PURCHASE AGREEMENT Page 30
and data which (i) are now in or may hereafter enter the public domain without breach of this covenant, (ii) were already in the possession of AMS, the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, prior to receipt from the other, (iii) are lawfully received by AMS, the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, from an unrelated third party after receipt of the same from the other, (iv)AMS, the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, is required by law to disclose, or (v)AMS, the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, discloses to joint venture partners, independent consultants, financial institutions, investment bankers or broker-dealers, provided there are restrictions prohibiting further dissemination of such information by any such joint venture partners, consultant, financial institution investment bankers or broker-dealers. If the transactions contemplated in this Agreement are not consummated, each of the Selling Group Shareholders, SSII, SPII, NWI, NII and AMS shall return to the other all information and data obtained pursuant to this Agreement.

     If AMS or any of its officers, directors, employees, agents or representatives is required to disclose any information supplied to AMS by the Selling Group Shareholders, SSII, SPII, NWI, and/or NII pursuant to this Agreement, or if the Selling Group Shareholders, SSII, SPII, NWI, and/or NII or any of his or its agents or representatives is required to disclose any information supplied to the Selling Group Shareholders, SSII, SPII, NWI, and/or NII by AMS pursuant to this Agreement, the parties hereto agree that AMS will provide the Selling Group Shareholders, SSII, SPII, NWI, and/or NII with prompt notice, or the Selling Group Shareholders, SSII, SPII, NWI, and/or NII will provide AMS prompt notice, of such request(s) so that AMS or the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, may seek an appropriate protective order and/or waive compliance with the provisions of this
Section 13.7. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, AMS or the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, is nonetheless, in the opinion of its or his legal counsel, compelled to disclose information and data concerning AMS or the Selling Group Shareholders, SSII, SPII, NWI, and/or NII to any tribunal or else stand liable for contempt or suffer other censure or penalty, AMS or the Selling Group Shareholders, SSII, SPII, NWI, and/or NII, as the case may be, may disclose such information to such tribunal without liability hereunder.

     13.8  Publicity.  All press releases and other publicity concerning the
           ---------
transactions contemplated in this Agreement shall be jointly planned and coordinated by and between AMS and the Selling Group Shareholders, SSII, SPII, NWI, and/or NII.

     13.9  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

     13.10  Headings and Captions.  The headings contained in this Agreement are
            ---------------------
for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     13.11  Effect of Invalid Provisions.  In the event any provision of this
            ----------------------------
Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extend so contrary, prohibited or invalid, but the remainder thereof shall not be invalidated thereby and shall be given full force and effect so far as possible. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable

ASSET PURCHASE AGREEMENT Page 31
and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     13.12  Waiver of Performance.  The failure or delay of any party at any
            ---------------------
time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     IN WITNESS WHEREOF, each of the Boards of Directors of AMS, SSII, SPII, NWI, and/or NII has duly authorized and caused this Agreement to be signed by the respective officers of AMS, SSII, SPII, NWI, and/or NII, and each of the Selling Group Shareholders has executed this Agreement in his individual capacity, as of the date first above written.

"AMS"                                    ADVANTAGE MARKETING SYSTEMS, INC.


                                    By:   /s/ ROGER P. BARESEL
                                        ----------------------------------------
                                         Roger P. Baresel, President

"SSII"                              STAY 'N SHAPE INTERNATIONAL, INC.


                                    By:   /s/ DANNY GIBSON
                                        ----------------------------------------
                                    Name:     Danny Gibson
                                          --------------------------------------
                                    Title:    President
                                           ------------------------------------


"SPII"                              SOLUTION PRODUCTS INTERNATIONAL, INC.

                                    By:   /s/ CARL S. RAINEY
                                        ----------------------------------------
                                    Name:     Carl S. Rainey
                                          --------------------------------------
                                    Title:    CEO
                                           ------------------------------------



"NWI"                               NATION OF WINNERS, INC.

                                    By:    /s/ DANNY GIBSON
                                        ----------------------------------------
                                    Name:      Danny Gibson
                                          --------------------------------------
                                    Title:     President
                                           ------------------------------------


"NII"                               NOW INTERNATIONAL, INC.

                                    By:    /s/ DANNY GIBSON
                                        ----------------------------------------

ASSET PURCHASE AGREEMENT Page 32

                                    Name:      Danny Gibson
                                          --------------------------------------
                                    Title:     President
                                           ------------------------------------


"Selling Group Shareholders"

          "Rainey"                   /s/ CARl S. RAINEY
                                    --------------------------------------------
                                         Carl S. Rainey

          "Gibson"                   /S/ DANNY GIBSON
                                    --------------------------------------------
                                         Danny Gibson

ASSET PURCHASE AGREEMENT Page 33